Exhibit 10.19

Letter of Understanding between Heritage Financial Corporation and Donald V. Rhodes

September 21, 2006

Mr. Donald V. Rhodes

Chairman and Chief Executive Officer

Heritage Financial Corporation

201 5th Avenue SW

Olympia, WA 98501-1114

Dear Don:

This letter is a non-binding letter of understanding to outline your employment by Heritage Financial Corporation (“HFC”), Heritage Bank, and Central Valley Bank. You will continue under your current Employment Agreement until December 31, 2006, with your Base Salary of $150,000 per annum, continuing on a monthly basis until then. Beginning January 1, 2007, you will be an employee at will and serve as Chairman of the Board of HFC, Heritage Bank and Central Valley Bank. As such Chairman, you will perform the duties customarily attributable to the position and as described in Exhibit A and preside over all meetings of the Board and the Executive Committee. This arrangement shall continue so long as the Board of HFC continues to elect you as Chairman.

The terms of your employment beginning January 1, 2007 are:

Annual Base Salary of $75,000 payable under Heritage Bank’s payroll policies;

Bonuses as determined by HFC or the Banks’ Boards from time to time, in those Boards’ sole discretion;

Benefits available to employees who work less than 1,000 hours each year;

Participation in the 401(k) ESOP allowing deferred compensation, but no eligibility for employer matching contributions;

Club memberships deemed appropriate;

Reimbursement of reasonable business expenses; and

Automobile as is currently provided as of the date of this letter.

Your employment is “at will” but will be terminated in the event of:

Death;

Disability defined as medically reimbursable physical or mental impairment that may be expected to result in death, or to be of long, continued duration, and that renders you incapable of performing your duties;

Termination for Cause defined as (i) willful misfeasance or gross negligence in the performance of your duties, (ii) conduct demonstrably and significantly harm to the company (which would include willful violation of any final cease and desist order applicable to employer or a financial institution subsidiary), or (iii) conviction of a felony; and

Failure to be elected as Chairman of the Board of Directors of HFC.

In case of any such termination, you will not be entitled to any additional compensation or benefits.

To indicate your acceptance of the terms described above, please sign below and return this letter to me.

Sincerely,

By:	/s/ Peter Fluetsch
Printed Name:	Peter N. Fluetsch
Title:	Chairman, Compensation Committee

I hereby agree to the above terms.

September 26, 2006	/s/ Donald V. Rhodes
Date	Donald V. Rhodes

Exhibit “A”

Position Description

For Donald V. Rhodes

POSITION:	CHAIRMAN OF THE BOARD
HERITAGE FINANCIAL CORPORATION
HERITAGE BANK
CENTRAL VALLEY BANK

REPORTS TO: BOARD OF DIRECTORS

FLSA STATUS: EXEMPT

Essential Functions:

Provides an exceptional level of customer service and customer satisfaction; enhancing and supporting the mission and vision statements of Heritage Financial Corporation.

Performs duties as necessary including keeping current with industry and investor trends and expectations to ensure continued safety and soundness of the corporation.

Provides support, insight, and advice to HFWA CEO in developing a strategic vision for the corporation and for the management and overall profitability of the corporation.

Provides support, insight, and advice to HFWA CEO in exploring new markets for future locations, as well as seeking strategic alliances/joint ventures to optimize and leverage the corporation’s position.

Provides support, insight, and advice to HFWA CEO in planning and gaining Board approval for all capital management strategies, including stock and cash dividend policies to provide adequate capital levels to support the future growth of the corporation and shareholder expectations.

Provides strategic financial input and advice on decision-making issues affecting the corporation such as evaluation of potential alliances, acquisitions and/or mergers and new lines of business, products, or services.

Provides leadership representation for the corporation and subsidiary banks as Chairman of the Board of Directors and member of various Board committees. Ensures that all policies and by-laws of the Board are observed. Responsible for overseeing reporting to the Board on the overall financial and operational conditions of the corporation and ensuring that Board members are kept informed about important industry trends and developments.

Coordinates with corporate CEO and CFO on setting agendas for the monthly Board meetings and annual shareholder meetings.

Assists corporate CEO with shareholder relations to include representing Heritage Financial Corporation at corporate, investor, and industry meetings in order to educate and generate market interest in the corporation.

Represents the corporation and its values in its relationships with major customers, regulatory bodies, and shareholders.

Represents the corporation and provides leadership in key community activities including business, charitable, civic, and social organizations.

In the absence of Executive management at subsidiary organizations, may act in their capacity.

Other Responsibilities:

Must be able to travel within region and nationally to perform job duties and represent the corporation.

Education, Skills, and Experience:

Ability to read, speak, and understand English well with effective written and oral business communication skills. Ability to make persuasive speeches and presentations on controversial or complex topics to the Board and outside investors.

Prefer college degree in Business, Finance, or related field or applicable experience.

A strategic visionary with sound technical skills, analytical ability, good judgment, and strong customer and growth focus.

Fifteen years finance/commercial banking experience at executive level with a demonstrated ability to lead a team and expand profitability.

Must have in-depth knowledge of and experience in Pacific Northwest markets, preferably the Puget Sound and Central Washington regions.

Desired personal characteristics include: professional sophistication, political awareness, creativity, energy, self-directed, and balanced ego.

Maintain a record of business development and participation in community activities.

Name:	Date:

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